                            EXHIBIT 11


               SYNAPTIC PHARMACEUTICAL CORPORATION

            Computation of Primary Net Loss Per Share


                                                Three Months Ended March 31,
                                                    1996            1995
                                                ----------     ----------
Weighted average common shares outstanding       7,494,020        384,438

Shares sold and shares underlying options
     granted within 12 months of initial
     registration statement filing, considered
     outstanding for periods prior to the
     initial public offering, based on the
     treasury stock method and the initial
     public offering price                              --         34,665
                                                ----------     ----------
                                                7,494,020         419,103
                                                ==========     ==========

Net loss                                       ($1,103,674)   ($1,113,324)
                                                ==========     ==========

Net loss per share                                  $(0.15)        ($2.66)
                                                      ====          =====

                            EXHIBIT 11


               SYNAPTIC PHARMACEUTICAL CORPORATION

         Computation of Fully Diluted Net Loss Per Share


                                                  Three Months Ended March 31,
                                                      1996          1995
                                                    ---------     --------
Weighted average common shares outstanding          7,494,020      384,438

Shares underlying common stock options outstanding
     considered exercised, based on the treasury
     stock method                                     338,546      225,799

Shares underlying 1993 Warrants outstanding
     considered exercised, based on the treasury
     stock method                                     101,040           --

Shares sold and shares underlying options granted
     within 12 months of initial registration
     statement filing, considered outstanding for
     periods prior to the initial public offering,
     based on the treasury stock method and the
     initial public offering price                        --        34,665

Weighted average convertible preferred stock
     outstanding, as if converted:
          Series 1                                         --    1,260,245
          Series 2                                         --    1,207,848
          Series 3                                         --    1,924,574
          Series 4                                         --      535,715
                                                    ---------    ---------
Shares used in computation of net loss per share    7,933,606    5,573,284
                                                    =========    =========

Net loss                                          ($1,103,674) ($1,113,324)
                                                   ==========   ==========

Net loss per share                                     ($0.14)      ($0.20)
                                                        =====        =====